Exhibit 99.1

Amplify Energy Announces Second Quarter 2023 Results, Closing of New Revolving Credit Facility and Reaffirms 2023 Guidance

HOUSTON, August 8, 2023—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the second quarter of 2023.

Key Highlights

●	During the second quarter of 2023, the Company:
o	Achieved average total production of 21.2 Mboepd, up approximately 9% compared to the previous quarter
o	Generated net cash provided by operating activities of $4.9 million and net income of $9.8 million
o	Delivered Adjusted EBITDA of $17.6 million
o	Generated $6.1 million of free cash flow
o	Reaffirmed our full-year 2023 guidance
o	Entered into a new revolving credit facility with an initial borrowing base of $150 million and elected commitments of $135 million
o	As of July 31, 2023, net debt was $113 million, consisting of $120 million outstanding under the revolving credit facility and $7 million of cash on hand
o	Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.2x1
(1)Net debt as of July 31, 2023, and LTM Adjusted EBITDA as of the second quarter of 2023

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify delivered strong second-quarter results, driven primarily by the performance of our Beta assets and the development of our non-operated Eagle Ford assets. Production rates and wells brought online at Beta continue to exceed initial projections, and we are optimistic that the assets will return to full production levels ahead of schedule.  Strong operational performance delivered financial results in line with Company projections and enabled Amplify to reaffirm its full-year 2023 guidance.  Amplify continued its commitment to generating free cash flow during the quarter, and we expect to do so for the foreseeable future.”

Mr. Willsher continued, “Despite a challenging credit market, we successfully refinanced our debt outstanding and closed a new four-year credit facility with $135 million in elected commitments.  We would like to express our appreciation for the support from KeyBank and the syndicate of lenders, and we look forward to a strong, long-lasting partnership.”

Mr. Willsher concluded, “The last two years have presented challenging headwinds for the Company, but we are moving beyond those issues with the successful restart of operations at Beta and the refinance of our revolving credit facility.  Having achieved these critical milestones, Amplify’s management team and Board are focused on value-enhancing initiatives that will drive additional returns for our stakeholders.”

Key Financial Results

During the second quarter of 2023, the Company reported net income of approximately $9.8 million compared to $352.8 million in the prior quarter. First quarter net income included the receipt of $84.9 million in net proceeds from the Beta settlement and the recognition of a $259.5 million deferred income tax benefit, which were both non-recurring items.  Additional information can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Amplify generated $17.6 million of Adjusted EBITDA for the second quarter of 2023, a decrease of approximately $8.2 million from $25.8 million in the prior quarter. The decrease was primarily attributable to the termination of loss of production income (“LOPI”) proceeds and lower realized commodity prices (net of hedges), partially offset by higher production.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $6.1 million in the second quarter of 2023.

	Second Quarter	First Quarter
$ in millions	2023	2023
Net income (loss)	$9.8	$352.8
Net cash provided by operating activities	$4.9	$90.3
Average daily production (MBoe/d)	21.2	19.4
Total revenues excluding hedges	$72.0	$79.9
Adjusted EBITDA (a non-GAAP financial measure)	$17.6	$25.8
Total capital	$7.9	$9.0
Free Cash Flow (a non-GAAP financial measure)	$6.1	$11.4

New Revolving Credit Facility and Liquidity Update

On July 31, 2023, Amplify, together with its subsidiaries, entered into a new senior secured reserve-based revolving credit facility with KeyBank National Association, as administrative agent, with an initial borrowing base of $150 million.  At closing, participants committed $135 million, providing ample liquidity for the Company.

The borrowing base will be redetermined on a semi-annual basis with the next redetermination expected in the fourth quarter of 2023.  Borrowings under the new credit facility will bear interest at a rate per annum equal to (i) adjusted SOFR or (ii) an adjusted base rate, plus an applicable margin based on a utilization ratio of the lesser of the borrowing base and the aggregate commitments. The applicable margin ranges from 2.00% to 3.00% for adjusted base rate borrowings, and 3.00% to 4.00% for adjusted SOFR borrowings. The new credit facility has a maturity date of July 31, 2027.

As of July 31, 2023, Amplify had total debt of $120 million under its new credit facility, with a borrowing base of $135 million. Amplify’s liquidity was $22 million as of July 31, 2023, consisting of $7 million of cash on hand and available borrowing capacity of $15 million.  Net Debt to LTM Adjusted EBITDA was 1.2x (net debt as of July 31, 2023).

Corporate Production and Pricing Update

During the second quarter of 2023, average daily production was approximately 21.2 MBoepd, an increase of 9% from 19.4 MBoepd in the first quarter.  This increase was primarily due to the return of production in late April at Beta, partially offset by third-party interruptions in East Texas and weather-related downtime in Oklahoma. The Company’s product mix for the quarter was 38% crude oil, 17% NGLs, and 45% natural gas.

	Three Months	Three Months
	Ended	Ended
	June 30, 2023	March 31, 2023
Production volumes - MBOE:
Oklahoma	542	560
Rockies (Bairoil)	315	308
Southern California (Beta)	158	—
East Texas / North Louisiana	792	789
Eagle Ford (Non-Op)	121	88
Total - MBoe	1,928	1,745
Total - MBoe/d	21.2	19.4
% - Liquids	55%	49%

Note: 2Q23 Southern California (Beta) production from April 24, 2023 – June 30, 2023.

The Company anticipates overall production for the remainder of 2023 to remain flat or increase with incremental oil volumes at Beta as wells continue to be brought back online and returned to full production.  Production at Bairoil is expected to decrease in the third quarter in connection with the scheduled maintenance turnaround, partially offset by continued workover projects and facility enhancing initiatives.  In East Texas and Oklahoma, the Company continues to execute on accretive workover and compressor optimization projects, which are expected to reduce natural declines.

Total oil, natural gas and NGL revenues for the second quarter of 2023 were approximately $67.4 million, before the impact of derivatives, compared to $66.3 million in the prior quarter. The Company realized a gain on commodity derivatives of $1.5 million during the quarter, compared to a $2.7 million loss during the previous quarter. Oil and gas revenues, net of realized hedges, increased $5.3 million for the second quarter compared to first quarter 2023.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2023	2023	2023	2023	2023	2023
Average sales price exclusive of realized derivatives and certain deductions from revenue	$69.86	$72.52	$21.25	$26.67	$1.93	$3.63
Realized derivatives	(4.57)	(7.32)	—	—	0.92	0.23

Average sales price with realized derivatives exclusive of certain deductions from revenue	$65.29	$65.20	$21.25	$26.67	$2.85	$3.86
Certain deductions from revenue	—	—	(1.46)	(2.75)	0.01	0.08

Average sales price inclusive of realized derivatives and certain deductions from revenue	$65.29	$65.20	$19.80	$23.92	$2.86	$3.94

Costs and Expenses

Lease operating expenses in the second quarter of 2023 were approximately $34.9 million, or $18.10 per Boe. Operating expenses were $1.9 million higher than first-quarter 2023 operating expenses, primarily due to returning the Beta Field to production.  Second quarter operating costs per Boe were down 4% versus the prior quarter.

The Company is pursuing cost reduction initiatives across all asset areas.  These opportunities include electrifying a substantial portion of Beta platforms to significantly reduce power expenses, in-sourcing Company-owned compressors to replace high-cost rental compression in East Texas, and converting wells to more efficient artificial lift methods in Oklahoma.

Severance and Ad Valorem taxes in the second quarter were approximately $5.2 million, a decrease of $0.1 million compared to $5.3 million in the prior quarter. Severance and Ad Valorem taxes as a percentage of revenue were approximately 7.7% this quarter compared to 8.0% in the previous quarter.

Amplify incurred $5.1 million, or $2.67 per Boe, of gathering, processing and transportation expenses in the second quarter of 2023, compared to $5.6 million, or $3.21 per Boe, in the previous quarter. The reduction was primarily attributable to lower gathering expenses in Oklahoma due to lower commodity prices and volumes compared to the prior quarter.

Second quarter cash G&A expenses were $6.2 million, a decrease of $1.4 million from $7.6 million in the first quarter of 2023.  We expect cash G&A to remain at approximately this same level throughout the remainder of 2023.

Depreciation, depletion and amortization expense for the second quarter of 2023 totaled $7.1 million, or $3.67 per Boe, compared to $5.8 million, or $3.33 per Boe, in the prior quarter.

Net interest expense was $3.7 million this quarter, a decrease of $2.0 million from $5.7 million in the first quarter of 2023. The decrease was due to lower debt outstanding under our credit facility, partially offset by higher interest rates in the second quarter.

Amplify recorded a current income tax benefit of $6.9 million for the second quarter of 2023.

Capital Investment Update

Cash capital investment during the second quarter of 2023 was approximately $7.9 million, a $1.1 million decrease from $9.0 million in the prior quarter. The majority of capital investment in the second quarter was related to facility costs at Beta, non-operated development activity in the Eagle Ford, and workover activity in Oklahoma.

The following table details Amplify’s capital incurred during the quarter:

	Second Quarter	Year to Date
	2023 Capital	Capital
	Spend ($ MM)	Spend ($ MM)
Oklahoma	$1.4	$3.2
Rockies (Bairoil)	$0.3	$0.3
Southern California (Beta)	$4.7	$6.6
East Texas / Northern Louisiana	$0.1	$0.3
Eagle Ford (Non-Op)	$1.4	$6.5
Total Capital Invested	$7.9	$16.9

The Company’s capital investments for the remainder of 2023 will focus primarily on Beta and Bairoil facilities projects.  Facility upgrades at Beta will improve operational efficiencies, reduce power expenses and significantly reduce emissions.  The emissions reduction will also substantially reduce the Company’s emissions credit expenses.  In Bairoil, capital projects are expected to greatly improve water flood management and the overall performance of the asset.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for July 2023 through December 2024, as of July 31, 2023:

	2023	2024
Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	1,248,000	220,833
Weighted Average Ceiling Price ($)	$5.55	$4.73
Weighted Average Floor Price ($)	$3.41	$3.31

Oil Swaps:
Average Monthly Volume (Bbls)	105,833	8,333
Weighted Average Fixed Price ($)	$66.33	70.00

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	15,000
Weighted Average Ceiling Price ($)	$76.16
Weighted Average Floor Price ($)	$65.00

Three-way collars
Average Monthly Volume (Bbls)	50,000
Weighted Average Ceiling Price ($)	$74.54
Weighted Average Floor Price ($)	$58.00
Weighted Average Sub-Floor Price ($)	$43.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which Amplify expects to file with the SEC on August 8, 2023.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 343-5172 at least 15 minutes before the call begins and providing the Conference ID: AEC2Q23. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: 76231111.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the Incident, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflict may pose for the European continent or the global oil and natural gas markets and effects of inflation; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID-19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow and net debt. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; share-based compensation expenses; exploration costs; loss on settlement of AROs; bad debt expense; pipeline incident loss; pipeline incident settlement; LOPI-timing differences; and other items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Contacts

Jim Frew – Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan – Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2023	March 31, 2023
Revenues:
Oil and natural gas sales	$67,393	$66,284
Other revenues	4,578	13,586
Total revenues	71,971	79,870

Costs and Expenses:
Lease operating expense	34,903	32,960
Pipeline incident loss	6,844	8,279
Gathering, processing and transportation	5,149	5,602
Exploration	14	26
Taxes other than income	5,205	5,293
Depreciation, depletion and amortization	7,072	5,808
General and administrative expense	7,778	8,514
Accretion of asset retirement obligations	1,975	1,942
Realized (gain) loss on commodity derivatives	(1,517)	2,709
Unrealized (gain) loss on commodity derivatives	(2,281)	(17,868)
Other, net	239	—
Total costs and expenses	65,381	53,265

Operating Income (loss)	6,590	26,605

Other Income (Expense):
Interest expense, net	(3,701)	(5,737)
Other income (expense)	122	73
Litigation settlement	—	84,875
Total Other Income (Expense)	(3,579)	79,211

Income (loss) before reorganization items, net and income taxes	3,011	105,816

Income tax benefit (expense) - current	6,853	(12,527)
Income tax benefit (expense) - deferred	(48)	259,470
Net income (loss)	$9,816	$352,759

Earnings per share:
Basic and diluted earnings (loss) per share	$0.24	$8.69

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2023	March 31, 2023
Oil and natural gas revenue:
Oil Sales	$50,750	$38,816
NGL Sales	6,411	7,785
Natural Gas Sales	10,232	19,683
Total oil and natural gas sales - Unhedged	$67,393	$66,284

Production volumes:
Oil Sales - MBbls	727	535
NGL Sales - MBbls	324	325
Natural Gas Sales - MMcf	5,263	5,303
Total - MBoe	1,928	1,745
Total - MBoe/d	21.2	19.4

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$69.86	$72.52
NGL - per Bbl	$19.80	$23.92
Natural gas - per Mcf	$1.94	$3.71
Total - per Boe	$34.97	$37.99

Average unit costs per Boe:
Lease operating expense	$18.10	$18.89
Gathering, processing and transportation	$2.67	$3.21
Taxes other than income	$2.70	$3.03
General and administrative expense	$4.03	$4.88
Depletion, depreciation, and amortization	$3.67	$3.33

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	June 30, 2023	March 31, 2023
Production volumes - MBOE
Oklahoma	542	560
Rockies (Bairoil)	315	308
Southern California (Beta)	158	—
East Texas / North Louisiana	792	789
Eagle Ford (Non-Op)	121	88
Total - MBOE	1,928	1,745
Total - MBoe/d	21.2	19.4
% - Liquids	55%	49%

Lease operating expense - $M
Oklahoma	$4,709	$5,510
Rockies (Bairoil)	12,316	12,345
Southern California (Beta)	10,271	7,091
East Texas / North Louisiana	6,151	6,319
Eagle Ford (Non-Op)	1,457	1,695
Total Lease operating expense:	$34,904	$32,960

Capital expenditures - $M
Oklahoma	$1,379	$1,850
Rockies (Bairoil)	346	(69)
Southern California (Beta)	4,718	1,907
East Texas / North Louisiana	134	159
Eagle Ford (Non-Op)	1,371	5,149
Total Capital expenditures:	$7,948	$8,996

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	June 30, 2023	March 31, 2023
Assets
Cash and Cash Equivalents	$1,865	$12,755
Accounts Receivable	63,021	65,978
Other Current Assets	23,452	15,953
Total Current Assets	$88,338	$94,686

Net Oil and Gas Properties	$345,023	$343,712
Other Long-Term Assets	282,119	280,934
Total Assets	$715,480	$719,332

Liabilities
Accounts Payable	$23,382	$21,728
Accrued Liabilities	55,387	66,645
Other Current Liabilities	22,231	23,442
Total Current Liabilities	$101,000	$111,815

Long-term Debt	$120,000	$125,000
Asset Retirement Obligation	118,627	116,529
Other Long-Term Liabilities	17,709	18,994
Total Liabilities	$357,336	$372,338

Shareholders' Equity
Common Stock & APIC	$432,771	$431,437
Warrants	—	—
Accumulated Earnings (Deficit)	(74,627)	(84,443)
Total Shareholders' Equity	$358,144	$346,994

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2023	March 31, 2023
Net cash provided by (used in) operating activities	$4,908	$90,313
Net cash provided by (used in) investing activities	(10,732)	(10,417)
Net cash provided by (used in) financing activities	(5,066)	(67,141)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2023	March 31, 2023
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$4,908	$90,313
Changes in working capital	13,168	(5,740)
Interest expense, net	3,701	5,737
Amortization and write-off of deferred financing fees	(310)	(461)
Exploration costs	14	26
Plugging and abandonment cost	528	—
Current income tax expense (benefit)	(6,853)	12,527
Pipeline incident loss	6,844	8,279
LOPI - timing differences	(4,636)	—
Litigation settlement	—	(84,875)
Other	188	—
Adjusted EBITDA:	$17,552	$25,806

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$17,552	$25,806
Less: Cash interest expense	3,525	5,437
Less: Capital expenditures	7,947	8,996
Free Cash Flow:	$6,080	$11,373

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2023	March 31, 2023
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$9,816	$352,759
Interest expense, net	3,701	5,737
Income tax expense (benefit) - current	(6,853)	12,527
Income tax expense (benefit) - deferred	48	(259,470)
Depreciation, depletion and amortization	7,072	5,808
Accretion of asset retirement obligations	1,975	1,942
(Gains) losses on commodity derivatives	(3,798)	(15,159)
Cash settlements received (paid) on expired commodity derivative instruments	1,517	(2,709)
Share-based compensation expense	1,340	941
Exploration costs	14	26
Loss on settlement of AROs	239	—
Bad debt expense	85	—
Pipeline incident loss	6,844	8,279
LOPI-timing differences	(4,636)	—
Litigation settlement	—	(84,875)
Other	188	—
Adjusted EBITDA:	$17,552	$25,806

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$17,552	$25,806
Less: Cash interest expense	3,525	5,437
Less: Capital expenditures	7,947	8,996
Free Cash Flow:	$6,080	$11,373